                                                            Exhibit (d)(30)(iii)

                               AMENDED SCHEDULE A

                                     TO THE
                             SUB-ADVISORY AGREEMENT
                                     BETWEEN

                              ING INVESTMENTS, LLC
                                       AND
                        BRANDES INVESTMENT PARTNERS, LLC
              (FORMERLY KNOWN AS BRANDES INVESTMENT PARTNERS, L.P.)


SERIES*                                            ANNUAL SUB-ADVISER FEE
------                                             ----------------------
                                        (as a percentage of average daily net assets)
ING LargeCap Value Fund                   0.50% on first $50 million
                                          0.40% on assets in excess of $50 million

ING MidCap Value Fund                     0.70% on first $50 million
                                          0.60% on assets in excess of $50 million

ING SmallCap Value Fund                   0.70% on first $50 million
                                          0.60% on assets in excess of $50 million




* This Amended Schedule A will be effective with respect to a Series upon the effective date of the post-effective amendment to the Trust's Registration Statement with respect to the Series.